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                                                                   EXHIBIT 10.12


U.S. SILICA

                                                  August 15, 2000


Mr. Richard J. Shearer
Route 4, Box 8930
Berkeley Springs, WV  25411

Dear Rick:

     1.  Purpose.  The purpose of this letter is to describe the severance
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package you will be eligible to receive in the event that your employment with
U.S. Silica Company or its affiliates ("USS") is terminated (the date of such termination is herein defined as the "Termination Date") by USS without "Cause" (as that word is defined in the Stockholders Agreement, dated October 6, 1998 (the "Stockholders Agreement"), of USS Holdings, Inc., the incident parent company of USS).

     2.  Severance Compensation and Benefits.   After the Termination Date and
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conditioned upon your execution of a release and waiver similar to, if not the same as, the form attached hereto as Annex A (the "Release"), you will be paid severance in the form of salary continuation for a period of up to two (2) years, or until you obtain full time employment or own/operate your own business (hereinafter "Severance Compensation"). The Severance Compensation for the period set forth in the preceding sentence will be paid bi-monthly. In addition, USS will pay the premiums applicable to the continuation of the medical coverage provided to you and your family under USS's Health Plan for Salaried Employees as of your termination for as long as you are eligible to continue coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If necessary, the company will provide an additional six months' medical coverage. Notwithstanding the foregoing, at the end of two years following the Termination Date, or on the date on which you begin full time employment or begin to own/operate your own business, the Severance Compensation and USS's payment of the COBRA payments for continuation will terminate. In addition, for purposes of the Manager Repurchase Agreement dated as of March 17, 1999 (the "Repurchase Agreement") between USS Holdings, Inc. and you, a Termination Event (as defined in the Stockholders Agreement) as contemplated by
Section 1 of this Letter Agreement shall be deemed to occur not sooner than the third anniversary of the Measurement Date (as defined in the Repurchase Agreement). (The Severance Compensation, COBRA Premium Payments and adjustment of the Repurchase Agreement are hereinafter the "Severance Compensation and Benefits").
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Mr. Richard J.Shearer
August 15, 2000


     3.  Non-Compete.  After the Termination Date, you agree that you will not
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for a period of three (3) years, or for a period of two (2) years after the termination of the Severance Compensation, whichever occurs later, perform work for, or perform services for, directly or indirectly, or become employed by, any industrial sand, commercial sand, aplite or kaolin clay company in the United States.

     4.  Litigation Support.  After the Termination Date, you agree to support
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USS, if and as necessary, in the defense or prosecution of any lawsuit filed against or by USS, including, but not limited to, products liability claims against USS for occupational diseases allegedly caused by USS or its products. USS will pay you $1,000 per day, plus all ordinary and necessary out-of-pocket expenses for travel, lodging, meals, or any other similar expenses incurred by you in providing services under this paragraph, to the extent that such expenditures meet the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), for deductibility by the Company for federal income tax purposes and which are substantiated and documented by you as required by the Code and in accordance with policies established by USS from time to time.

     The payment of fees and expenses pursuant to this paragraph are in addition to the payment of Severance Compensation and Benefits.

     5.  Group Basic Life, Supplemental Life, Basic AD&D, Optional AD&D,
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Dependent Life and Long-Term Disability.  Your coverage under USS's Group Basic
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Life, Supplemental Life, Basic AD&D, Optional AD&D, Dependent Life and Long-Term
Disability insurance plans will terminate on midnight on the 30th day following the Termination Date. Conversion to an individual policy (if available) must be made within 31 days following the Termination Date. Conversion forms will be mailed to you.

     6.  Retirement Savings & Investment Plan; Deferred Compensation.  After the
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Termination Date, you will be entitled to a distribution of your account. A distribution can also be processed on any subsequent month following receipt of your request. You may also initiate a rollover into another qualified retirement account. You should contact the appropriate benefits personnel at USS for assistance.

     Your account balance exceeds $5,000; therefore, you are not required to take your distribution prior to age 70 1/2.

     USS acknowledges that you are a participant in the U.S. Silica Company Executive Deferred Compensation Plan, and that the terms of the Plan govern your continued participation in the Plan.

     7.  Vacation Pay.  You will be paid for accrued but unused vacation as of
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the Termination Date.
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Mr. Richard J.Shearer
August 15, 2000



     8. The Company agrees to pay 50% of the costs for the improvements to your house in Berkeley Springs noted in your memo dated June 22, 2000. While the original cost of the house was $179,000.00, improvements to date have totaled an additional $94,829.00. Upon the sale of your house, the Company will pay you 50% of the cost of your improvements, of $47,415.50 up to the point of your full housing cost reimbursement of $273,829.00 after realty fees. The addendum dated June 24, 2000 shows examples of this provision.

     9.  Confidentiality.  The terms of this Agreement and the Release will be
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kept confidential.  You will not discuss their terms and existence with anyone other than your spouse, tax advisor and legal advisors, and then only after they have agreed to maintain such confidentiality, except as required by law.

     10.  Proprietary Information.  During the course of your employment with
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USS, you had close contact with the operations of USS.  You necessarily received information which is useful and valuable to USS, which is not generally known outside of USS, and which, by right, is the exclusive property of USS.

     An employee's obligation to respect the confidential nature of the information entrusted to him during the course of his employment continues after termination of the employee relationship. This obligation is protected under the law and arises from the fiduciary relationship between employee and employer and from the employee's agreement which you signed at the beginning of your employment on January 1, 1998. A copy of the agreement is enclosed for your reference and is attached hereto and incorporated by reference herein as Annex B (the "Confidentiality Agreement"). You agree that you continue to be bound by and will comply with your obligations in the Confidentiality Agreement at all times following your employment.

     It would not be practical to set out in this letter each specific bit of information that we consider to be proprietary, confidential or a trade secret. One guide, however, which you can use for determining whether a given piece of information is confidential is whether it is rightfully known outside of our organization. If not, the information should be considered proprietary, confidential, or a trade secret. Even though a certain way of doing things is known by others, it may still be a secret requiring protection. Examples of areas in which you are familiar with information which USS considers proprietary, confidential, or trade secret, and would not want disclosed to others, include, but are not limited to, information you gained while in our employ concerning USS's plant operations, plant processes, products, customers, markets, prices and marketing opportunities.

     If you ever desire to use or disclose any information and you are unaware whether it may be proprietary, confidential, or a trade secret of USS's, you will, prior to use or
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Mr. Richard J.Shearer
August 15, 2000


disclosure, ask USS to agree in writing that such information is not proprietary, confidential, or a trade secret.

     After the Termination Date, you will not retain or copy any records, reports, memoranda, marketing or sales data, customer lists, contracts, notes, or other pertinent business information that may contain proprietary, confidential, or trade secret information of USS. In the event you have any such records in your possession as of the Termination Date, you will return them to USS immediately and assure it that the information contained in such records was not copied and has not been disclosed to others.

     USS appreciates your recognition that your fiduciary obligation to it with respect to the proprietary, confidential, and trade secret information entrusted to you during your employment with USS does not end when the employment relationship is terminated. This obligation continues in spite of termination of the employment relationship. In the event there is an unauthorized disclosure of such information, you agree that USS will have the right to pursue remedies available under the law, including the seeking of injunctive and/or any other equitable relief that may be appropriate, against all parties who violate such protected rights, and to cease providing you with the Severance Compensation and other benefits described in paragraph 2.

     11.  Waiver and Release.  As a condition to the payment of Severance
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Compensation and Benefits set forth in paragraph 2 of this letter Agreement, you will be required to sign the Release (Annex A).

     12.  Binding Effect.  The terms of this letter Agreement shall be binding
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on U.S. Silica Company and its successors.

     13.  Company Property.  Upon request, but in no event later than the
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Termination Date, you will return to USS any USS company property (e.g., keys, computers, automobiles, credit cards, etc.) then in your possession. Arrangements concerning the transition of files, computer data and other USS property will be coordinated by the General Counsel of USS.
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Mr. Richard J.Shearer
August 15, 2000

     Please indicate your agreement to and acceptance of the terms of this letter Agreement by signing below and returning the original to me. A copy is enclosed for your files.

                                    Sincerely,

                                    U.S. SILICA COMPANY

                                    By: /s/ Richard E. Goodell
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                                            9/1/00

Attachments



AGREED AND ACCEPTED

This 16th day of August, 2000
Intending to be legally bound hereby.

/s/ Richard J. Shearer
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Richard J. Shearer